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SECURITIES AND EXCHANGE COMMISSION

SCHEDULE 14A

INFORMATION PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
THE SECURITIES EXCHANGE ACT OF 1934

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INFORMATION HOLDINGS INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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Information Holdings Inc.
2004 Second Quarter Conference Call Outline

Introduction & Forward Looking Statement (Vinny)

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Good morning and welcome to Information Holding's second quarter 2004 conference call.

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Joining me today is IHI's president and chief executive officer, Mason Slaine.

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Before we begin, I'd like to read the following standard safe harbor statement:

  Matters discussed in this conference call may contain comments and forward-looking statements based on current plans, expectations, events, and financial and industry trends which may affect the company's future operating results and financial position. Such statements involve risks and uncertainties which cannot be predicted or quantified and which may cause future activities and results of operations to differ materially from those discussed. The historical results achieved are not necessarily indicative of future prospects of the company. For additional information, please refer to the company's filings with the SEC.

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Mason will begin today's call with a discussion of the recently announced acquisition of IHI by Thomson, then review of our second quarter operating highlights.

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Then I will comment of second quarter financial results.

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We will conclude this call with a question and answer session. The Q&A session will be limited to a discussion of second quarter results. We will not be discussing the transaction with Thomson, other than through the overview provided by Mason.

  Information Holdings filed a preliminary proxy statement with the SEC on July 2, 2004. A final proxy statement is expected to be filed on or about July 27, 2004. IHI stockholders are urged to read the proxy statement as it contains important information about the merger. Copies of the proxy statement and other documents filed by the Company can be obtained through the SEC website at www.sec.gov, through the Company's website at www.informationholdings.com, by directing a request to the Company in writing or through the SEC's public reference room—all as detailed in the press release we issued last night.

  IHI, its directors and officers will be soliciting proxies from stockholders of IHI in connection with the proposed merger. Information concerning these participants and their interests in the solicitation are set forth in the proxy statement. IHI stockholders should read the proxy statement and other documents to be filed with the SEC carefully before making a decision concerning the merger.

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Now I would like to turn the call over to Mason Slaine, IHI's CEO—Mason...

(Mason)

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Thanks Vinny

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On June 28, 2004 we signed an agreement to be acquired by the Thomson Corporation through a cash merger. The merger agreement provides for cash consideration of $28 per share to IHI stockholders. The IHI board of directors unanimously approved the merger agreement and we believe it is in the best interests of the Company and its stockholders.

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As I had indicated on previous conference calls, the Company has looked for significant acquisitions and considered other alternatives for use of our cash and investments. The Board considered that, among other things, the certainty of the $28.00 cash consideration to be received by our stockholders in the merger is preferable to alternatives to increase stockholder value reasonably available to us.

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Completion of the transaction is subject to stockholder approval and required regulatory approvals. With respect to stockholder approval we have scheduled a special meeting of stockholders for August 31, 2004 to consider and vote on the merger agreement. The record date is July 26th and the final proxy statement is expected to be mailed to stockholders on or about July 30, 2004.

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With respect to regulatory approvals, the Hart Scott Rodino, or HSR, filing was submitted to US authorities on July 13th. The waiting period expires at 11:59 p.m. on August 12th, unless earlier terminated or extended through the issuance of a second request. We have also made all applicable foreign filings.

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I should also point out that a purported class-action lawsuit was recently filed in Delaware against the Company and its directors related to the proposed merger agreement. We believe the complaint is without merit and we intend to vigorously contest it.

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Turning now to operating results...

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Last night we reported second quarter earnings of $0.10 per share from continuing operations, including charges equal to $0.02 per share for costs associated with the Thomson merger. EPS from continuing operations of $0.12 per share excluding these charges compares to $0.07 per share in the second quarter of 2003.

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Our revenues for the quarter exceeded $23 million and EBITDA was approximately $6.3 million, excluding the merger costs. Our data businesses, MicroPatent, MDC and IDRAC, continue to generate strong growth in both revenues and profits. Liquent, our life science solutions business, has successfully integrated CDC Solutions and significantly improved operating efficiencies. It did, however, experience software license sales below expected levels in the second quarter. I will discuss this in more detail later in the call.

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Our data businesses continued a trend of strong growth—generating revenue growth of 11% and ebitda growth of 22% in the quarter.

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Our MicroPatent business realized ebitda margins of nearly 40% in the quarter, with strong growth fueled by Internet-based patent information subscriptions and our Aureka line of analytical tools.

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We are also seeing strong growth in our file history product line, as we continue to transform this service from primarily paper-based products to electronic searchable files.

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Trends are largely unchanged at Master Data Center, with growth in patent annuity payment services driving ebitda margins to approximately 50%.

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Our data segment overall continues to perform well—with double-digit organic revenue growth and ebitda margins in excess of 42%.

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Our Liquent business performed below expected levels, but remained profitable and had several positive developments in the quarter.

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Because a large number of potential second quarter license sales were delayed, we have a good pipeline of license sales as we enter the second half of the year.

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Subsequent to the initial announcement by the Company in late May that it was exploring alternatives, including a potential sale of the Company, approximately $6 million of transactions in negotiation to close in the second quarter were delayed. The vast majority of these transaction remain in negotiation and represent potential second half license sales. In addition to delayed Q2 deals, we have a significant number of additional transactions in the second half pipeline.

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  With respect to Liquent, the most significant development in the quarter was the signing of a contract for the sale of InSight Manager, the Company's most important product development initiative. A major pharmaceutical company has contracted for software licenses and related services of approximately $750 thousand. The product is currently in beta test with several major pharma companies and should be available for delivery within the next few months.

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  Prospects for InSight Manager sales are encouraging. In addition to the signed contract we have recently received a verbal commitment from a major pharmaceutical company and earlier this week we were named vendor choice by another major pharma company. We currently expect to close these and other Insight Manager sales prior to year-end.

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  Finally, we are pleased with the operating efficiencies at Liquent following the integration of CDC Solutions. Despite the delayed License sales the business was able to generate ebitda of $0.6 million in the quarter. We are hopeful that as license sales improve, they will contribute to significant margin improvement because of the largely fixed-cost nature of these products.

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While we believe the second quarter was impacted by delayed license sales following our initial announcement of a potential sale of the Company, our business overall remains quite healthy. Our data businesses are generating strong growth in revenue and profits, while Liquent has improved operating efficiencies and positioned itself for a stronger second half, including initial sales of its new InSight Manager products.

Now I will turn the call over to Vinny for a review of our second quarter financial results and we will then then questions regarding operations and second quarter results. Vinny...

Financial Summary (Vinny)

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Thanks, Mason.

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First I would like to briefly address items reported as discontinued operations, then focus the discussion on results from continuing operations

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During the second quarter of 2004 we recorded after-tax charges of approximately $1.3 million, or $0.06 per share, related to our remaining obligations from the divestiture of Transcender. The charge relates to real estate lease obligations and includes an estimate of future sublease income on the property. We do not currently expect additional charges in discontinued operations this year.

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During the second quarter of 2003 we recorded a gain in discontinued operations of approximately $1.39 per share, primarily related to the gain on the sale of our CRC Press business.

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Moving on to continuing operations—starting with revenue:

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Third quarter revenues increased by $3.3 million, or 17%, to $23.1 million.

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Revenues in the Data Segment increased $1.6 million, or 11%, to $16.0 million.

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The strongest product areas in the quarter were:

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Internet-based patent subscriptions and Aureka subscriptions—both up 14% in the quarter;

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Patent file history sales—up 16%;

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IP annuity payment services—up 19%; and

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IDRAC database subscriptions—up 11%

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  Software segment revenues increased $1.7 million, or 31%, to $7.0 million. The revenue growth is due to the acquisition of CDC Solutions in December 2003. Revenues declined 18% on a pro forma basis due to the delayed license sales discussed earlier by Mason.

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Overall gross margins improved to 70.0% in the quarter compared to approximately 68% in the prior year. Gross margins in the data segment were relatively consistent at 71% while Liquent gross margins improved to 68% from 60% in the prior year. The improvement in Liquent gross margins reflects cost reduction initiatives and improved operating efficiencies following the integration of CDC Solutions.

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The Company evaluates segment profitability based primarily on EBITDA. A reconciliation of EBITDA to income from operations for each segment was included in last night's press release. Included as a charge against EBITDA in the second quarter of 2004 is approximately $575 thousand of non-operating expenses related to the merger agreement with Thomson—primarily professional fees and SEC filing fees associated with the deal.

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EBITDA overall increased $1.4mm, or 34%, to $5.7 million—or $6.2 million excluding deal costs.

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Data segment EBITDA increased $1.3 million, or 22%, to $6.9 million

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Each business in this segment had strong EBITDA growth with EBITDA margins reaching 42.7% in the quarter compared to 39% in the prior year quarter.

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Software segment EBITDA increased to $0.6 million from breakeven in the prior year quarter.

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EBITDA margins of 8% in the quarter were below expected levels due to the delayed license sales. License sale increases and decreases impact profit margins significantly because of the operating leverage associated with this revenue stream. We continue to target overall ebitda margins of 25-30% for Liquent.

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Other Ebitda loss—comprised of corporate costs—approximated $1.8 million in the quarter, including the deal related charges.

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Our overall EBITDA margin was 25% for the second quarter or 27% excluding the deal costs. We believe longer term ebitda margins of 30-35% are achievable based on improved software license sales at Liquent.

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Moving down to net income:

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From EBITDA of $5.7 million we have depreciation and amortization of $3.1 and interest income of $0.7 million, giving us pre-tax income of $3.3 million. Approximately $2.0 million of the depreciation and amortization balance relates to amortization of intangible assets.

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Our tax provision in the quarter was nearly $1.15 million, or approximately 35% of pre-tax income.

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EPS from continuing operations is then $0.10 per share, after deal costs approximating a charge of $0.02 per share.

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That completes the financial overview. We will now be happy to answer any questions related to operations or financial results. As a reminder we are not taking questions related to the proposed transaction with Thomson and encourage investors to read the proxy statement and related materials filed with the SEC.

Following Q&A Session (Mason)

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Thank you all for participating and we will continue to keep you updated on our progress as the year moves forward. We will provide updates about the merger process as events requiring disclosure occur.

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Thank you for your support and continued interest in Information Holdings.

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Information Holdings Inc. 2004 Second Quarter Conference Call Outline